                                                                    Exhibit 99.1



HP REPORTS FOURTH QUARTER AND FULL YEAR 2000 RESULTS

-  4Q REVENUE UP 17%; EPS UP 14%
-  FY REVENUE UP 15%; EPS UP 16%

TERMINATES DISCUSSIONS WITH PWC

PALO ALTO, Calif., Nov. 13, 2000 -- Hewlett-Packard Company (NYSE: HWP) today reported 17% revenue growth (20% excluding currency effects) in its fourth fiscal quarter ended Oct. 31, 2000. Excluding extraordinary other income and restructuring expenses, diluted earnings per share (EPS) was up 14% from the year-ago quarter.

During the quarter, HP completed its previously announced 2-for-1 split of its common stock in the form of a stock dividend. Share and per-share amounts have been adjusted to reflect this split.

Net revenue was $13.3 billion, compared with $11.4 billion in last year's fourth quarter. EPS for the quarter was 41 cents on a diluted basis,(1) excluding investment and divestiture gains and losses, the effects of stock appreciation rights and balance sheet translation, and restructuring expenses. Including these items, diluted EPS on a reported basis was 45 cents per share on approximately 2.05 billion shares of common stock and equivalents outstanding. This compares with diluted EPS of 36 cents in the same period last year(2).

"We are pleased that revenue growth is accelerating, but very disappointed that we missed our EPS growth target this quarter due to the confluence of a number of issues that we now understand and are urgently addressing. I accept full responsibility for the shortfall," said Carly Fiorina, HP chairman, president and chief executive officer.

"Issues that reduced profitability included margin pressures, adverse currency effects, higher-than-expected expenses, and business mix. The good news is that our business is healthy, demand is strong, and we are making good progress against our strategic objectives as we continue the hard work of reinventing HP. We are determined to succeed and are not backing away from our growth targets," Fiorina said.

HP also announced it has terminated discussions with PricewaterhouseCoopers
(PwC) regarding the potential acquisition of its consulting business.

Fiorina said, "We are disappointed that we have not been able to reach a mutually acceptable agreement to acquire PwC's consulting business. This is a high-quality operation, and we believe the strategic logic underlying this acquisition is compelling. However, given the current market environment, we are no longer confident that we can satisfy our value creation and employee retention objectives -- and I am unwilling to subject the HP organization to the continuing distraction of pursuing this acquisition any further. We remain committed to aggressively growing our consulting capabilities, organically and possibly by acquisition, and are open to other business arrangements to achieve our goals."

BUSINESS SUMMARY

Net revenue in the United States was $6.0 billion, an increase of 13% from the year-ago quarter. Revenue from outside the U.S. rose 20% (26% in local currency) to $7.3 billion. In Europe, revenue was $4.5 billion, an increase of 15% (27% in local currency). In Asia Pacific, revenue was $1.9 billion, an increase of 36% (34% in local currency). In Latin America, revenue increased 11% to $0.6 billion.

IMAGING AND PRINTING SYSTEMS

The imaging and printing systems segment -- laser and inkjet printing, and imaging devices and associated supplies --grew 6% in revenue year over year (9% in local currency) against a very strong quarter last year. Internet printing and a migration to color are driving strategy and growth. Strong sales of supplies, scanners, all-in-one (AiO) products, and consumer imaging devices, as well as overall strength in Europe and Asia, partially offset softness in the U.S. business printing market and continuing price erosion in inkjet printers.

Nearly 12 million printing and scanning devices were shipped during the quarter. HP's color LaserJet market share continues to grow and new products began shipping in October. Imaging revenues grew 31% over the year-ago period, driven by strong performances in all product lines: AiOs up 31%, scanners up 12% and digital cameras and printers up 137%. AiO units were up 53% and PhotoSmart printer units were up 208%. Supplies revenues grew 15% against a strong quarter last year.

Operating margin was 13.4%, up from 13.2% last year.

COMPUTING SYSTEMS

The computing systems segment -- a broad range of Internet infrastructure systems and solutions for businesses and consumers, including workstations, desktops, notebooks, mobile devices, UNIX-Registered Trademark- and PC servers, storage and software solutions -- grew 29% in revenue year over year (32% in local currency) with strong performances across all product categories.

UNIX server revenues rose 23% year over year, with orders up 43%, driven by excellent performance in low- and mid-range servers. Superdome, HP's new high-end server introduced this quarter, is achieving stronger-than-expected market acceptance, and volume shipments remain on schedule for January. NetServer revenues were up 20%. Enterprise storage revenues were up 40% with the HP Surestore E Disk Array XP512, HP's flagship enterprise storage product, up 90% in revenues with strong backlog. Software revenues (excluding VeriFone) were up 18%, but down sequentially with strong order backlog at the end of the quarter. OpenView revenues were up 29% with orders up 60%. PC revenues were up 40%, with home PC revenues up 62%, notebooks up 164%, workstations up 11%, and commercial desktops up 8%.

Operating margin was 3.7%, up from 3.2% last year, but down sequentially from 7.3% in the third quarter primarily due to margin pressures, higher expenses and mix changes.

IT SERVICES

The IT services segment -- hardware and software services, along with mission-critical, outsourcing, consulting and customer financing services -- grew 15% in revenue year over year (18% in local currency). HP's consulting business achieved in 46% revenue growth, with substantial new hires broadening and deepening the organization's capabilities.

Operating margin was 7.4%, essentially flat with 7.5% last year.

COSTS AND EXPENSES

Cost of goods sold this quarter was 72.5% of net revenue, up from 71.3% in the year-ago period. Expenses grew 15%. After adjusting for currency, expense growth was 17%. Operating expenses, as reported, were 20.3% of net revenue. This compares with 20.7% in the comparable period last year.

ASSET MANAGEMENT

Return on assets for the quarter was 10.5% compared with 9.8% in the comparable quarter last year. Inventory was 11.7% of revenue compared with 11.5% in last year's fourth fiscal quarter. Trade receivables were 13.1% of revenue compared with 14.1% in the prior year period. Net property, plant and equipment was 9.2% of revenue compared with 10.2% in the year-ago quarter.

FULL-YEAR REVIEW

Net revenue increased 15% to $48.8 billion. Net revenue in the United States rose 14% to $21.6 billion, while revenue from outside the United States increased 16% to $27.2 billion.

Net earnings from continuing operations were $3.6 billion, an increase of 15%, compared with $3.1 billion in fiscal 1999. Net earnings per share were $1.73 on a diluted basis, up 16% from $1.49 last year.

OUTLOOK FOR FY 2001

For the 2001 fiscal year ending Oct. 31, 2001, HP expects to achieve revenue growth in the range of 15 to 17%, compared to 15% in FY 2000. Gross margin percentage in FY 2001 is expected to be in the range of 27.5 to 28.5%, compared to 28.5% in FY 2000, with improvements beginning in the 2nd quarter. Total operating expenses in FY 2001 are expected to be approximately 10 to 12% above FY 2000. Tax rate is expected to remain constant at approximately 23%.

The forward-looking statements in this Outlook are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading "Forward-Looking Statements." Actual results may differ materially from the expectations expressed above. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after Oct. 31, 2000.

HP will be discussing its fourth quarter results and its 2001 outlook on a conference call today, beginning at 6 a.m. (PST). A live Webcast of the conference call will be available at http://www.hp.com/hpinfo/investor/quarters/2000/q4webcast.html. A replay of the Webcast will be available at the same Web site shortly after the call and will remain available through 4:30 p.m. PST on Nov. 22, 2000.

ABOUT HP

Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services -- is focused on making technology and its benefits accessible to individuals and businesses through simple appliances, useful e-services and an Internet infrastructure that's always on.

HP has 88,500 employees worldwide and had total revenue from continuing operations of $48.8 billion in its 2000 fiscal year. Information about HP and its products can be found on the World Wide Web at http://www.hp.com.

                                   ###

More information on this quarter's earnings is available at HP's Investor Information site at http://www.hp.com/hpinfo/investor/quarters/quarters.html.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of HP and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the ability of HP to retain and motivate key employees; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks that are described from time to time in HP's Securities and Exchange Commission reports, including but not limited to the annual report on Form 10-K for the year ended Oct. 31, 1999, and subsequently filed reports. HP does not intend to update these forward-looking statements.

(1) The calculation of diluted earnings per share includes the effect of common-stock equivalents, such as stock options, while the calculation of basic earnings per share does not. Share and per-share amounts reflect the 2-for-1 stock split distributed on Oct. 27, 2000.

(2) EPS for fourth quarter 1999 is adjusted for expenses related to the spin-off of Agilent Technologies and the incremental effect of Stock Appreciation Rights.

UNIX is a registered trademark of the Open Group.

Windows NT is a U.S. registered trademark of Microsoft Corp.

                    HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENT OF EARNINGS
                                   (Unaudited)
                     (In millions except per share amounts)

                                                         Three months ended        Percent
                                                             October 31           increase/
                                                         2000         1999        (decrease)
                                                        -------      -------       --------
Net revenue                                             $13,263      $11,362           17

Costs and expenses:
  Cost of products sold and services                      9,612        8,102
  Research and development                                  705          612
  Selling, general and administrative                     1,991        1,739
                                                        -------      -------
    Total costs and expenses                             12,308       10,453           18
                                                        -------      -------

Earnings from operations                                    955          909            5

Interest income and other, net                              344          161
Interest expense                                            101           65
                                                        -------      -------

Earnings from continuing operations before taxes .        1,198        1,005           19

Provision for taxes                                         276          245
                                                        -------      -------

Net earnings from continuing operations                     922          760           21
                                                        -------      -------

Net earnings from discontinued operations                  --           --
                                                        -------      -------

Net earnings                                            $   922      $   760           21
                                                        =======      =======

Net earnings per share: Continuing operations(A)
  Basic                                                 $  0.47      $  0.38
  Diluted                                               $  0.45      $  0.36

Net earnings per share: Discontinued operations(A)
  Basic                                                 $  --        $  --
  Diluted                                               $  --        $  --

Net earnings per share: Total(A)
  Basic                                                 $  0.47      $  0.38
  Diluted                                               $  0.45      $  0.36

Cash dividends declared per share(A)                    $  --        $  --

Average number of shares and equivalents(A)
  Basic                                                   1,955        2,010
  Diluted                                                 2,051        2,108


(A) The calculation of diluted earnings per share includes the effect of common-stock equivalents, such as stock options, while the calculation of basic earnings per share does not. Share and per-share amounts reflect the 2-for-1 stock split distributed on Oct. 27, 2000.

                    HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENT OF EARNINGS
                     (In millions except per share amounts)

                                                       Twelve months ended         Percent
                                                            October 31            increase/
                                                         2000         1999        (decrease)
                                                       -------      -------       ---------
                                                    (unaudited)
Net revenue                                             $48,782      $42,370           15

Costs and expenses:
  Cost of products sold and services                     34,864       29,720
  Research and development                                2,646        2,440
  Selling, general and administrative                     7,383        6,522
                                                        -------      -------
    Total costs and expenses                             44,893       38,682           16
                                                        -------      -------

Earnings from operations                                  3,889        3,688            5

Interest income and other, net                              993          708
Interest expense                                            257          202
                                                        -------      -------

Earnings from continuing operations before taxes          4,625        4,194           10

Provision for taxes                                       1,064        1,090
                                                        -------      -------

Net earnings from continuing operations                   3,561        3,104           15
                                                        -------      -------

Net earnings from discontinued operations                   136          387
                                                        -------      -------

Net earnings                                            $ 3,697      $ 3,491            6
                                                        =======      =======

Net earnings per share: Continuing operations(A)
  Basic                                                 $  1.80      $  1.54
  Diluted                                               $  1.73      $  1.49

Net earnings per share: Discontinued operations(A)
  Basic                                                 $  0.07      $  0.19
  Diluted                                               $  0.07      $  0.18

Net earnings per share: Total(A)
  Basic                                                 $  1.87      $  1.73
  Diluted                                               $  1.80      $  1.67

Cash dividends declared per share(A)                    $  0.32      $  0.32

Average number of shares and equivalents(A)
  Basic                                                   1,979        2,018
  Diluted                                                 2,077        2,105


(A) The calculation of diluted earnings per share includes the effect of common-stock equivalents, such as stock options, while the calculation of basic earnings per share does not. Share and per-share amounts reflect the 2-for-1 stock split distributed on Oct. 27, 2000.

                    HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET
                                  (In millions)

                                                    October 31
                                                2000         1999
                                              --------     --------
                                               (unaudited)
ASSETS

Current assets:
  Cash and cash equivalents                    $  3,415     $  5,411
  Short-term investments                            592          179
  Accounts receivable                             6,394        5,958
  Financing receivables                           2,174        1,889
  Inventory                                       5,699        4,863
  Other current assets                            4,970        3,342
                                               --------     --------

    Total current assets                         23,244       21,642
                                               --------     --------

Property, plant and equipment, net                4,500        4,333

Long-term investments and other assets            6,265        5,789

Net assets of discontinued operations                 -        3,533
                                               --------     --------

Total assets                                   $ 34,009     $ 35,297
                                               ========     ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable and short-term borrowings      $  1,555     $  3,105
  Accounts payable                                5,049        3,517
  Employee compensation and benefits              1,584        1,287
  Taxes on earnings                               2,046        2,152
  Deferred revenues                               1,759        1,437
  Other accrued liabilities                       3,204        2,823
                                               --------     --------

    Total current liabilities                    15,197       14,321
                                               --------     --------

Long-term debt                                    3,402        1,764

Other liabilities                                 1,201          917

Stockholders' equity                             14,209       18,295
                                               --------     --------

Total liabilities and stockholders' equity     $ 34,009     $ 35,297
                                               ========     ========

                    HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
                               SEGMENT INFORMATION
                                   (Unaudited)
                                  (In millions)

Net revenue (which includes intersegment revenue), earnings from operations and assets for each segment are provided in the table below:

                                      Three months ended             Percent
                                          October 31                increase/
                                     2000           1999            (decrease)
                                   --------       --------           --------
Net revenue:

  Imaging and Printing Systems      $  5,485       $  5,181              6
  Computing Systems                    5,866          4,556             29
  IT Services                          1,875          1,636             15
  Other                                  364            232             57
                                    --------       --------
     Total Segments                   13,590         11,605
                                    --------       --------

  Eliminations / Other                  (327)          (243)

     Total HP Consolidated          $ 13,263       $ 11,362             17
                                    ========       ========

Earnings from operations:

  Imaging and Printing Systems      $    735       $    683              8
  Computing Systems                      215            148             45
  IT Services                            139            122             14
  Other                                  (47)           (29)            62
                                    --------       --------
     Total Segments                    1,042            924
                                    --------       --------

  Eliminations / Other                   (87)           (15)

     Total HP Consolidated          $    955       $    909              5
                                    ========       ========

                                      Twelve months ended           Percent
                                           October 31              increase/
                                      2000           1999          (decrease)
                                    --------       --------        ----------
Net revenue:

  Imaging and Printing Systems      $ 20,476       $ 18,550             10
  Computing Systems                   21,095         17,814             18
  IT Services                          7,129          6,255             14
  Other                                1,299            886             47
                                    --------       --------
     Total Segments                   49,999         43,505
                                    --------       --------

  Eliminations / Other                (1,217)        (1,135)

     Total HP Consolidated          $ 48,782       $ 42,370             15
                                    ========       ========

Earnings from operations:

  Imaging and Printing Systems      $  2,746       $  2,335             18
  Computing Systems                      960            850             13
  IT Services                            634            575             10
  Other                                 (103)           (71)            45
                                    --------       --------
     Total Segments                    4,237          3,689
                                    --------       --------

  Eliminations / Other                  (348)            (1)

     Total HP Consolidated          $  3,889       $  3,688              5
                                    ========       ========

                    HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
                               SEGMENT INFORMATION
                                   (Unaudited)
                                  (In millions)


                                                                                  Percent
                                                             October 31           increase/
                                                         2000         1999       (decrease)
                                                       -------      -------      ----------

Assets:

   Imaging and Printing Systems                        $ 7,571      $ 7,150            6
   Computing Systems                                     6,686        5,846           14
   IT Services                                           8,455        7,100           19
   Other                                                   446          250           78
                                                       -------      -------
      Total Segments                                   $23,158      $20,346
                                                       -------      -------

   Corporate / Other                                    10,851       11,418

   Total assets from continuing operations:            $34,009      $31,764            7
                                                       -------      -------

   Net assets of discontinued operations:              $  --        $ 3,533
                                                       -------      -------

      Total HP Consolidated                            $34,009      $35,297           (4)
                                                       =======      =======




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